EXHIBIT 10.02

[CARDINAL HEALTH, INC. LETTERHEAD]

September 21, 2007

Robert D. Walter
7000 Cardinal Place
Dublin, OH 43017

Subject: Second Amendment to Second Amended and
             Restated Employment Agreement

Dear Bob:

     This letter confirms and memorializes the mutual agreement of Cardinal Health, Inc. (“the Company”) and you (the “Executive”) concerning a second amendment (the “Second Amendment”) to the Second Amended and Restated Employment Agreement between you and the Company originally dated November 20, 2001, and previously restated and/or amended on February 1, 2004, April 17, 2006, and August 2, 2006 (the “Employment Agreement”). All defined terms in the Employment Agreement shall have the same meaning when used in this Second Amendment.

     Duties: Section 3(a)(i) of the Employment Agreement is hereby amended by replacing subsection (B) with the following: “(B) subsequent to April 17, 2006, the Executive shall serve as the Executive Chairman of the Board with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting directly to the Board.” and by adding subsection (C) as follows: “(C) subsequent to November 7, 2007, the Executive shall serve as the Executive Director of the Company and shall continue to serve as an executive officer of the Company for the remainder of the Employment Period, performing such duties as may be reasonably requested by the Board or its representative commensurate with such position, and reporting directly to the Board. The Executive’s services shall be performed at such locations selected by the Executive, consistent with his obligations under Section 3(a)(ii) of this Agreement.”

     Compensation: Clause (C) of Section 3(b)(ii) of the Employment Agreement is hereby amended to read in its entirety as follows: “for the fiscal year 2008, a target Annual Bonus of 150% of the Executive’s Annual Base Salary (with such actual Annual Bonus to be calculated and paid at the same time as the actual Annual Bonus of the Chief Executive Officer).”

     The second sentence of Section 3(b)(v) of the Employment Agreement is hereby amended to read in its entirety as follows: “Except as otherwise provided herein, and notwithstanding anything in such deferrable restricted stock unit award agreement to the contrary, stock subject to such Restricted Share Unit Award will be distributed on the first

Robert D. Walter
September 21, 2007

business day that is at least six months after the first date that the Executive is not an employee of the Company by reason of having a ‘separation from service’ within the meaning of Section 409A of the Code (his ‘Separation from Service’) or, if sooner, as soon as administratively possible after, but in any event not more than 90 days after, the date of the Executive’s death.” In addition, notwithstanding anything to the contrary in the applicable deferrable restricted stock unit award agreement, stock subject to the Restricted Share Unit Awards dated October 15, 2001, and September 2, 2005, which had not vested on or before December 31, 2004, will be distributed on (i) the first business day that is at least six months after the first date that you are not an employee of the Company by reason of having a Separation from Service, or (ii) if sooner, as soon as administratively possible after, but in any event not more than 90 days after, the date of your death, in each case with the balance of the stock subject to such Restricted Share Unit Awards distributed in accordance with their terms. Notwithstanding anything to the contrary in the Deferred Payment Stock Appreciation Right Agreement dated August 3, 2005, the “Payment Date” as defined therein is amended to be the first business day that is at least six months after the first date that you are not an employee of the Company by reason of having a Separation from Service or, if sooner, as soon as administratively possible after, but in any event not more than 90 days after, the date of your death.

     Section 3(b)(vii) of the Employment Agreement is hereby amended by ending the provision after the phrase “the most senior executives of the Company.”

     Company Obligations Upon Termination: Notwithstanding the provisions of Section 5(a)(i) of the Employment Agreement, in order to comply with Section 409A of the Code: (1) the amounts described in clause (1) of subsection A of Section 5(a)(i) shall be paid in a lump sum in cash on the 30th day following the Date of Termination, and (2) the remainder of the amounts payable pursuant to Section 5(a)(i) shall be paid on the first business day that is at least six months after the Date of Termination, together with interest on such remainder from the Date of Termination through the date of payment at the interest rate specified in the last sentence of Section 7 of the Employment Agreement (the “Interest Rate”).

     Any taxable welfare benefits provided to you pursuant to the proviso to Section 5(a)(iii) of the Employment Agreement that are not “disability pay” or “death benefits” within the meaning of Treasury Regulation Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Section 409A of the Code. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the applicable two- or three-year severance period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit. During the period of six months immediately following your Separation from Service, you shall be obligated to pay the

Robert D. Walter
September 21, 2007

Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Section 4980B of the Code, and the Company shall reimburse you for any such payments on the first business day that is more than six months after your Separation from Service, together with interest on such amount from the Date of Termination through the date of payment at the Interest Rate.

     Expenses: Notwithstanding any provision of Section 7 of the Employment Agreement to the contrary, any legal fees and expenses to be paid by the Company pursuant to Section 7 (but not otherwise) shall be subject to the following requirements in order to comply with Section 409A of the Code. Such legal fees and expenses shall be paid by the Company only to the extent incurred during your remaining lifetime (or, if longer, during the period ending on the 20th anniversary of the date of this Second Amendment). The Company shall pay such legal fees and expenses no later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, and the Company shall not be obligated to pay any such fees and expenses for which you fail to submit an invoice at least 10 business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and your right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

     The Company will reimburse you for all reasonable attorneys’ fees and expenses incurred in connection with the negotiation of this Second Amendment. Such reimbursement will be made no later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

     Certain Additional Payments by the Company: Notwithstanding any provision of Section 8 of the Employment Agreement to the contrary, any Gross-Up Payment pursuant to Section 8 shall be paid no later than the end of your taxable year next following your taxable year in which the related Excise Tax is remitted to the Internal Revenue Service or any other applicable taxing authority.

     Code Section 409A Separation From Service: It is hereby agreed and understood that your Separation from Service will occur upon the end of the Employment Period (including without limitation on the Date of Termination, if applicable), and you and the Company shall take all steps necessary to ensure that this is the case. In addition, your Separation from Service at the end of the Employment Period shall be treated as constituting your termination of employment for the purpose of determining the time of settlement to you of any deferred equity awards granted to you by the Company to the extent subject to Code Section 409A, including without limitation those granted on October 15, 2001, November 20, 2001, August 3, 2005, and September 2, 2005.

Robert D. Walter
September 21, 2007

     Corrections: The first parenthetical phrase in Section 5(e) of the Employment Agreement is hereby amended to read in its entirety as follows: “(unless the Executive’s employment is terminated for Cause or the Executive dies or is Disabled)”. The references in Section 9(i) of the Employment Agreement to Section 4(c) are hereby corrected to read “Section 4(b)”. The lead-in phrase of Section 2 of the First Amendment to the Employment Agreement dated as of August 2, 2006, is hereby corrected by replacing the words “second sentence” with the words “third sentence”.

     Except as specifically amended by the provisions contained in this Second Amendment, all terms of the Employment Agreement are unmodified and remain in full force and effect. Pursuant to the authorization from its Board of Directors, the Company has caused this Second Amendment to be executed in its name and on its behalf, all as of the day and year first above written.

Sincerely,
Cardinal Health, Inc.

By:_/s/ Richard C. Notebaert______
Richard C. Notebaert
Chairman, Human Resources and
Compensation Committee

Agreed to, as of the day and
year first above written:

/s/ Robert D. Walter_________
Robert D. Walter